Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Keryx Biopharmaceuticals, Inc.:

We consent to the incorporation by reference in the following registration statements of Keryx Biopharmaceuticals, Inc. and subsidiaries, a development stage company, of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and for the period from December 3, 1996 to December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Keryx Biopharmaceuticals, Inc.

-	Form S-8 dated February 5, 2001 (File No. 333-55006)
-	Form S-3 dated December 12, 2003 (File No. 333-111143)
-	Form S-8 dated September 29, 2004 (File No. 333-119377)
-	Form S-3 dated March 16, 2004 (File No. 333-113654)
-	Form S-3 dated April 19, 2004 (File No. 333-114593)
-	Form S-3 dated September 29, 2004 (File No. 333-119376)

                                    /s/ KPMG LLP

New York, New York
March 14, 2005